Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

Xcel Energy Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock (par value $2.50 per share)	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—

(1)	Pursuant to Rule 456(b) and Rule 457(r), payment of the registration fee is being deferred.
(2)	An indeterminate number of the securities is being registered as may from time to time be offered for sale at indeterminate prices.